Exhibit 99.1
RAE Systems Inc Fourth Quarter and Year-End 2006 Conference Call Transcript
CORPORATE PARTICIPANTS
 Bob Durstenfeld
 RAE Systems, Inc. — Director of Investor Relations
 Robert Chen
 RAE Systems, Inc. — Chairman, President and CEO
 Randy Gausman
RAE Systems, Inc. — CFO and VP
 Rudy Mui
 RAE Systems, Inc. — COO and EVP
CONFERENCE CALL PARTICIPANTS
     Brian Ruttenbur
Morgan Keegan — Analyst
     Tian Hou
Unterberg Towbin — Analyst
     Matthew McKay
Jefferies & Company — Analyst
     Julie Chen
Brean Murray — Analyst
     Mike French
Kaufman Bros — Analyst
     Scott Sullivan
Smith Barney — Analyst
     Bob Johnson
Satuit Capital — Analyst
 PRESENTATION

Operator
     Welcome to the RAE Systems, Inc. fourth-quarter and year-end 2006 conference call. (OPERATOR INSTRUCTIONS). As a reminder, this conference is being recorded for replay purposes. I would now like to turn the presentation over to your host for today’s call, Mr. Bob Durstenfeld, Director of Investor Relations.

Bob Durstenfeld - RAE Systems, Inc. — Director of Investor Relations
     Thank you. Good afternoon, everyone, and thank you for joining us today. With me are Robert Chen, our Chief Executive Officer, Randy Gausman, our Chief Financial Officer, and Rudy Mui, our Chief Operating Officer. If you have not seen today’s earnings release, it can be retrieved from our web site, at RAESystems.com, or from Market Wire, Yahoo! Finance, or similar web sites. If you would like a replay of this conference call, it can be retrieved two hours after this call from our Web site, or links from the call announcement.

I would like to remind you that the matters that we will be discussing today will include forward-looking statements, as that term is used in Section 21E of the Securities and Exchange Act of 1934, and, as such, are subject to risks and uncertainties. Forward-looking statements may include, without limitation, expressions of belief, anticipation or expectations of management, statements as to industry trends or future results of operations of RAE Systems and its subsidiaries, and other statements that are not historical fact. These types of statements address matters that are subject to risks and uncertainties which could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the general economic and industry factors and receptiveness of the market to RAE Systems and its products. In addition, our forward-looking statements should be considered in context with other risk factors discussed in our filings with the Securities and Exchange Commission, including, but not limited to, our annual report on Form 10-K and Form 10-Q filings, available at www.SEC.gov, or our web site. All forward-looking statements are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements. As a reminder, we will not be commenting on analyst models.
Today, Bob Chen will discuss our 2006 and fourth-quarter highlights, as well as business strategies for 2007. Randy Gausman will review the financial results for 2006 and the fourth quarter ended December 31, 2006, and our revenue guidance for 2007. After the question-and-answer section, Bob Chen will provide a business summary. I will now turn the call over to Bob Chen.

Robert Chen - RAE Systems, Inc. — Chairman, President and CEO
     Thank you, Bob. Welcome, everyone. Today we reported record quarterly and annual revenue. Fourth quarter 2006 revenue reached $21.1 million, a 15% increase compared with the fourth quarter of 2005, and full year 2006 revenue of $68 million, a 13% increase over 2005.
We are pleased to report our growth strategies and acquisitions delivered revenue growth, although we are disappointed with our bottom-line results. As such, we are taking measures to increase margins and reduce expenses, which Randy will discuss in greater detail later.
We have established RAE Systems as a technology leader by being first to market with the photoionization detector, wireless multi-sensor platform, intrinsically safe radiation sensors, and, most recently, — the first lead-free Reduction of Hazardous Substance, or RoHS, compliant oxygen sensor in production, which leads the European RoHS initiative.
In 2006, based on macroeconomic trends and opportunities specific to RAE Systems, we focused our technology and efforts on China and European industrial growth. In 2007, we are taking steps to reestablish a strong position in the Americas, while maintaining continuous growth in our international markets. We have shifted our target market focus to energy production and refining, industrial and environmental safety, and public and government first responder security.
In January, we strengthened our global sales team, with particular emphasis in the Americas, to better serve our global customer base and distribution partners. We have formed a new sales team to focus on the Department of Homeland Security, other government programs and new initiatives. We believe we now have both the personnel and technologies to pursue opportunities in homeland security as they may arise.
Before I expand upon our 2007 plans, I will highlight some of our key accomplishments in 2006.
First, we leveraged our expertise and experience to make two key investments in China to pursue opportunities in one of the world’s largest and fastest growing economies.
•	In July, we increased our ownership in RAE Beijing, formerly known as KLH, to 96% to benefit from our efforts to drive higher revenue and operating profit. RAE Beijing produces, sells and distributes safety and security solutions for the chemical, oil, gas, metals and energy sectors in China.

•	In December, we formed RAE Fushun, a joint venture to capitalize on China’s growing reliance on coal based energy resources. RAE Fushun manufactures and sells coal mine safety equipment. RAE Systems retains 70% ownership and the joint venture combines our skill and expertise with Fushun Anyi, a former state owned company that we have had as a distribution partner for a number of years. RAE Fushun will inherit the Fushun Anyi brand, well known in the China coal mine industry; an established customer base; a process for new product mine safety certification; and several mine safety equipment patents. RAE Fushun offers a wide and well balanced range of safety products from personal safety equipment like headlamps, respiratory protection and portable gas detection to fixed, mine based safety systems such as permanently mounted mine-wide gas detection systems and methane pump systems to degasify potentially explosive mines.
Currently, based on public reports, we believe up to 80% of China’s electricity comes from coal fired power plants. A critical reason for our interest in entering the coal mine safety market in China is the government’s commitment to improve coal mine safety through the collection of a $2 per metric ton coal tax. In 2006, according to China bureau statistic China produced 2.2 billion metric tons of coal and is expected to produce as much as 2.5 billion tons of coal in 2007. So the safety tax could grow to 5 billion dollars per year. Each mine will be required to submit a plan and obtain government approval prior to being able to use the funds. In time, we believe RAE Fushun’s potential addressable market will be approximately 5 to 10% of this safety tax, or $250 million to $500 million per year.
Our second strategic highlight from 2006 reinforced our history of being a technology leader. We invested in next generation mobile and wireless digital video technology by acquiring Aegison. This transaction added two more patents to our intellectual property portfolio and creates the opportunity to offer new solutions to our law enforcement and other mobile video customers.
Now I would like to make a few comments about our fourth-quarter business highlights.
In the Americas:
•	We believe the AreaRAE has been adopted as the de facto standard for continuous monitoring of worker safety in the petrochemical industry during plant turnarounds. The AreaRAE provides a significant cost savings and productivity advantage for bringing facilities back on-line more quickly.

•	The National Guard Civil Support Teams standardized across the country on RAE Systems’ AreaRAE platform. 57 systems were deployed — at least one system for each State.

•	The GammaRAE II R portable radiation detector/dosimeter was selected and is currently being evaluated by the State of Illinois as one of their large multi-year radiation equipment procurements.

•	RAE Systems worked with the Scientific Applications Instrument Corporation, or SAIC, to jointly develop a small handheld electronic, radiation dosimeter for first responders, nuclear power plant, nuclear medicine and oil exploration workers.
In Europe and the Middle-East:
•	Dow Chemical and several other chemical manufacturers throughout Europe standardized on the MiniRAE 2000 and ppbRAE Plus PID instruments for industrial hygiene applications.

•	The Halberg Guss steel plant in Germany standardized on ToxiRAE II for personal monitoring of carbon monoxide exposure.
In Asia:
•	We were awarded an order for 1600 RAEGuard fixed sensor systems from PetroChina, Dushanzi Project, which is the largest oil and gas project in the region.

•	We also received orders from several state-operated oil fields including Da-Gang, Liao-He, and the Chang-Qing oil fields.

•	RAE Beijing shipped an order to Ben-Xi Steel Group, one of the largest steel manufacturers in China, and continues to grow its market share in the China steel industry.

Now turning to 2007, we have taken a number of steps to position RAE Systems for growth in each of our three global sales regions and markets for 2007. We have strengthened and expanded our sales and distribution model globally.
Our oil and gas customers have seen early success in deploying our wireless gas detection solutions in plant turnarounds both in terms of time and money. One of our industrial targets for 2007 is to extend that success to the 260 chemical plants in the Gulf Coast region of the U.S.
In the Americas, we are augmenting our sales model with the introduction of a value-added reseller program, additional regional sales management and inside sales resources. We have also added a direct sales component for key national and government accounts. To accelerate transactions with our channel partners, we are deploying a Web portal for our value added resellers.
We are establishing over 20 Authorized Warranty Service centers throughout the U.S., Canada, and Latin America to enable quality local factory support and service to our customers.
We are expanding our training programs to offer product and service training, and American Industrial Hygiene certification classes.
Additionally, we have a rich product roadmap that includes additional wireless network products and integrated solutions. We expect to launch a number of these additional new products for various global markets in 2007.
In India and the Middle East we added additional regional sales managers to grow our presence in these two emerging markets.
In China, our focus is on the growing environmental protection market and the industrial sector, including oil and gas, petrochemicals, certain telecom applications and coal mining. A major priority will be to introduce new products for the coal mine safety market through RAE Fushun. We believe this market will provide us a number of exciting new business opportunities in 2007 and beyond, as China continues to modernize its coal mining industry.
In all of our markets we will continue to explore and develop strategic value-added partnerships to leverage our product and market expertise.
Now I would like to turn the call over to our Chief Financial Officer, Randy Gausman, to report on our financial results.

Randy Gausman - RAE Systems, Inc. — CFO and VP
     Thank you, Bob. We believe RAE Systems is well positioned to benefit from the business platform we are building in China, our global sales and marketing reach, and our exciting new products slated for launch this year.
We delivered record revenue for the quarter and year. Unfortunately, in the fourth quarter of 2006, our gross margins were lower than expected and our expenses were higher than our targets. We are taking actions to improve our gross margins and to control our unexpected increases in our operating expenses.
Now I will comment on the fourth-quarter and full-year financial results for 2006.
As noted, we reported record fourth-quarter and fiscal-year revenue of $21.1 million and $68 million, respectively. Both were at the upper end of our guidance. This represents year-over-year increases of $2.8 million, or 15%, for the quarter, and $7.7 million, or 13%, for the full year.
The year-over-year increase reflected 31% annual revenue growth in Asia and 37% in Europe, which was partially offset by a 2% decline in the Americas. Overall, Asia and Europe accounted for 51% of our revenue in 2006, compared with 44% in 2005.

The growth in Asia revenue was due primarily to increases in RAE Beijing’s OEM product sales, RAE gas detector products sales and installation revenues. The growth in Europe was driven by wireless integrated systems sales.
The leading cause of the Americas sales shortfall was a slowdown in homeland security spending in the first half of 2006. We began to see a recovery in the second half, which was reflected in improved third and fourth-quarter revenue. We have realigned our sales team in the Americas, including the formation of a dedicated government sales team, and have a number of new product introductions slated for later this year, all of which we believe will help us drive positive sales and gross margin growth in the Americas for 2007.
Gross margins for the fourth quarter and full year were 50% and 53%, respectively. This compares to 57% and 59%, respectively, for the same periods in 2005. The decline in our gross margin was due to an increase in U.S. manufacturing overhead, an increase in the mix of lower-margin product sales and a more competitive pricing environment in the Americas.
Operating expenses in the fourth quarter were $12.3 million, compared with $10.2 million for the same period in 2005. Full-year operating expenses were $38.8 million in 2006 compared with $37.2 million in 2005, which included a onetime charge of $2.0 million for the lease abandonment of our old headquarters and manufacturing facility in Sunnyvale, California.
Year-over-year sales and marketing expenses increased by $2.2 million in the fourth quarter and by $2.4 million for the full year due to increased staffing and staffing-related expenses in the Americas and higher staffing and selling-related expenses at RAE Beijing related to increased revenue.
R&D expenses increased nominally year-over-year due to new project-related expenses.
G&A expenses declined by $300,000 in the fourth quarter of 2006 compared with the fourth quarter of 2005. But for the full year 2006, expenses increased by $400,000. The principal factor contributing to the full year-over-year increase in G&A was our continuing investment in SOX 404 compliance work. We expect the overall impact of SOX compliance expense to be less in 2007, although we will be making an investment in our new RAE Fushun joint venture for SOX compliance.
The net loss for the quarter was $1 million, or $0.02 per share, compared with a net profit of $91,000 in the fourth quarter of 2005. For the year, our net loss was $1.5 million, or $0.03 per share, compared with an $800,000 loss, or $0.01 per share, in 2005.
As previously noted, we formed RAE Fushun in December 2006, and the assets acquired through the formation of the joint venture have been consolidated in our year-end 2006 balance sheet. Cash and investments were $21.4 million at December 31, 2006, compared with $29.5 million at year end 2005. The primary uses of cash were $4.9 million to increase our ownership of RAE Beijing, $2.1 million to acquire the digital video surveillance technology of Aegison Corporation, and $2.2 million to purchase property and equipment.
Accounts receivable increased by $5.3 million to $17 million at December 31, 2006, compared with December 31, 2005. DSOs were 91 days, 20 days higher than December 31, 2005, reflecting increased year-end sales activity at RAE Beijing. In China our experience has been that collections of accounts receivable generally take about twice as long as in the U.S. We attribute this longer payment period to customary Chinese business practices and do not perceive this to be a customer credit issue.
Inventories increased by $5.9 million year-over-year to $15.4 million at December 31, 2006. Inventory turn was 2.1 times and days of inventory were 174 days. The largest increase in inventory was at RAE Beijing to support higher sales contribution in China.
In conjunction with our purchase of Aegison and additional ownership of RAE Beijing and the formation of RAE Fushun in the fourth quarter of 2006, our intangible assets increased by $4.2 million and our goodwill by $3.6 million.

Turning to liabilities, total current liabilities increased year-over-year by $10.4 million to $24.9 million. Accounts payable and accrued liabilities increased by $9.9 million, reflecting increases in our inventories and operating expenses.
Long-term notes payable to related parties increased by $2.4 million to $3.2 million in 2006, due to the increase in our RAE Beijing ownership.
Now I will make a few comments about our forward-looking guidance for 2007.
As Bob Chen noted, we expect 2007 to be a growth year for RAE Systems. Including the contribution from RAE Fushun, we expect full-year revenue to be in the range of $90 million to $95 million, or a 32% to 40% increase over 2006. In 2007, we expect operating expenses to increase compared with 2006, but at a rate less than revenue growth. Our goal is to return to profitability in the second half of 2007 and end the year with positive cash flow and earnings per share.
That concludes my guidance for 2007. Now, I will turn the call back over to Bob Chen for his closing remarks.
Mr. Bob Chen Thank you, Randy.
We had a successful 2006. We reported record revenue, completed key transactions, including our RAE Fushun joint venture, and organized the Company to focus on three major geographic regions — first, the Americas; second, Europe and the Middle East; and third, Asia.
We continue to be a technology leader in wireless gas detection and radiation products, and we are forming key strategic partnerships to expand our product offerings. We are focused on energy production and refining, industrial and environmental safety, and public and government first responder security markets.
In 2007, we intend to bid on major projects within these sectors and pursue major sales initiatives for our radiation detector and mobile digital video recorder product lines. Our goal is to deliver shareholder value by driving strong revenue growth and returning to sustainable profitability.
For 2007, we have strengthened our global sales force to address our areas of focus. We are adding automation tools to make our value-added reseller transactions easier. We have updated our global training programs to support our expected revenue growth. And we have a rich product roadmap to address our planned growth.
We expect 2007 to be a growth year for RAE Systems. Again, we expect full-year revenue to increase 32% to 40% over 2006, to a range from $90 million to $95 million. Our goal is to return to profitability in the second half of 2007 and end the year with positive cash flow and earnings per share.
I would now like to open the call to questions. Operator, please open the call to questions at this time.
QUESTION AND ANSWER

Operator
     (OPERATOR INSTRUCTIONS). Brian Ruttenbur, Morgan Keegan.

Brian Ruttenbur - Morgan Keegan — Analyst
     First of all, on revenue in ‘06 and ‘07, can you give me how much revenue is specifically from China?

Randy Gausman - RAE Systems, Inc. – CFO and VP
     In ‘06, the results do not include any revenue from RAE Fushun.

Brian Ruttenbur - Morgan Keegan – Analyst
     I meant specifically from China, but you can give me a breakout between China and Fushun and everything else. But I was just trying to get the breakout of China specifically.

Randy Gausman - RAE Systems, Inc. – CFO and VP
     We don’t break out revenues specifically between our geographies. But I can say that in 2007, our expectation is that Asia, including China, will generate revenue of approximately 45%, and the Americas will generate approximately 40%, and Europe and the Middle East will generate probably approximately 15% of our revenues.

Brian Ruttenbur - Morgan Keegan – Analyst
     Okay, that’s good. I appreciate that. Just some clarification on your guidance. You mentioned that you’re going to be cash flow and earnings-positive — is your goal — for 2007. I’m a little bit confused. In the first half of the year, you should be negative cash flow, negative earnings, and then the second half of the year should be positive cash flow and positive earnings? Is that how I should read the guidance?

Randy Gausman - RAE Systems, Inc. – CFO and VP
     Our expectation is that in the second half, yes; we will be positive cash flow and positive earnings. As you know, in the first half of the year, particularly in the first quarter, because of the Chinese New Year in particular, our revenue and operating results are less than they are in the latter quarters of the year.

Brian Ruttenbur - Morgan Keegan – Analyst
     And then, on the full year in 2007, the goal is to be positive cash flow and positive earnings. Is that correct?

Randy Gausman - RAE Systems, Inc. – CFO and VP
     That’s correct.

Brian Ruttenbur - Morgan Keegan – Analyst
     Internal growth, ex acquisitions – do you have that for ‘06?

Randy Gausman - RAE Systems, Inc. – CFO and VP
     In 2006, most all of our revenue came from organic growth. The only acquisition we had in 2006 was Aegison, although we did increase our percentage of ownership in RAE Beijing.We consolidate that anyway. And the revenue contribution from Aegison was, in 2006, since that acquisition came late in the year, was very small.

Brian Ruttenbur - Morgan Keegan – Analyst
     So it was primarily internal growth. And then, let me just ask another question; then I’ll open it up to somebody else. Bob Chen talked about the $250 million to $500 million part of that $5 billion fund, coal mining safety fund, that is potentially your market that you’re going after. When do you anticipate that to start hitting some of the income statement for RAE?

Randy Gausman - RAE Systems, Inc. – CFO and VP
     Our expectation is — we don’t know exactly, but first part of this year, our focus is going to be on integration of the RAE Fushun operations. And we’re principally looking for 2007 some revenue, RAE Fushun, to be from our ongoing business activities. But as we get into later 2007 and early 2008, our expectation would be that we’d start seeing some of that revenue flow from that coal tax.

Brian Ruttenbur - Morgan Keegan – Analyst
     I had one more question. I’m sorry. On the Americas, you’re trying to reestablish a strong sales position in the Americas. What are you — you mentioned some of the things that you’re going to be doing. But, how much growth — you were down, what, 10% last year in ‘06. How much are you looking for the Americas to bounce back? (multiple speakers) looking for 10%?

Randy Gausman - RAE Systems, Inc. – CFO and VP
     We were only down 2% in 2006

Brian Ruttenbur - Morgan Keegan – Analyst
     2%; I’m sorry. I was on a cellphone at that point, and I thought — God, 10%; that’s bad.

Rudy Mui - RAE Systems, Inc. – COO and EVP
     We were down 2%. And as other people have commented, the Homeland Security market has been soft, or was soft in the first half of 2006. And as a result, we have focused some of our new products, our additional personnel, the restructuring of our marketing and so on, to focus more on the commercial and industrial space — obviously, keeping our position in Homeland Security, should those funds free up again. But basically, we have focused more of our resources toward addressing the growing oil and gas industry, environmental safety, and basic industrial safety.

Brian Ruttenbur - Morgan Keegan – Analyst
     So in that $90 million to $95 million projection, you’re looking for — instead of down 2% in the Americas, you’re looking for up what?

Rudy Mui - RAE Systems, Inc. – COO and EVP

     We don’t comment on segment breakout, but certainly we’re looking at RAE growing in the Americas consistent with our historical growth rate.

Operator
     Tian Hou, Unterberg Towbin.

Tian Hou - Unterberg Towbin – Analyst
     I have a question regarding the measurements you have put in to control expense. Bob, you mentioned this in your opening remarks. So, I wonder if Randy can give me some specifics. What are some measurements have you put in place to reduce expense?

Randy Gausman - RAE Systems, Inc. – CFO and VP
     We have gone through an extensive process to — internally to put together some very, what I would call, rigid budgets. And we have realigned our senior management team to give our senior managers a focus on specific sales territories, and given them specific direction accountability for expense controls and sales growth in their regions. We’ve also put in place a number of new internal processes for the approval of non-budgeted and discretionary expenditures. So we’re taking a much more proactive look and control over all of our spending worldwide.

Tian Hou - Unterberg Towbin – Analyst
     [It’s like a top-down] control.

Randy Gausman - RAE Systems, Inc. – CFO and VP
     We have an executive management team that meet on a regular basis and review all of our spending plans. And each one of us is responsible for reporting to each other and to the Board. And so once a month we critically evaluate where we are.

Tian Hou - Unterberg Towbin – Analyst
     So which part of expense is the most — the hardest one at this point to control?

Randy Gausman - RAE Systems, Inc. – CFO and VP
     I don’t know that there’s any one area that’s particularly more difficult than the other. We have certain expenses that are somewhat more discretionary than others. But we critically look at all areas of expense, including our cost of goods sold, including — and our operating expenses.

Tian Hou - Unterberg Towbin – Analyst
     Okay. The other question, can you give me a breakdown for your Q4 revenue composition? What percentage comes from Asia, what percentage from U.S., and what percentage is European?

Randy Gausman - RAE Systems, Inc. – CFO and VP
     Let me get that for you. In the U.S., or what we call the Americas, about 49%, Asia was 38%, and Europe was the balance.

Tian Hou - Unterberg Towbin – Analyst
     Okay. That sounds good. And also, the one last question is that your tax rate — so, what’s the issue there right now? I see the tax rate is up again.

Randy Gausman - RAE Systems, Inc. – CFO and VP
     Our effective tax rate is 38%, and there are a few discrete items in our tax pool, as well as we had some valuation allowances for the acquisitions that we did that have raised our tax rate.

Tian Hou - Unterberg Towbin – Analyst
     Okay. So, shall I expect this number to actually go down in ‘07?

Randy Gausman - RAE Systems, Inc. – CFO and VP
     I would expect at the moment that the effective tax rate of 38% is what I would recommend for guidance.

Operator
     Matthew McKay, Jefferies & Company.

Matthew McKay - Jefferies & Company – Analyst
     I’m interested in sort of hearing sort of maybe a little bit more breakdown in how you see China unfolding, just sort of trying to trace the money from the safety tax to where — what the next step is in terms of where that money goes to step B to step C, and then when it potentially will be collected by you guys as revenue. Any kind of granularity you can provide in that how that money is going to flow would be helpful.

Robert Chen - RAE Systems, Inc. – Chairman, President and CEO
     This money is being put into an escrow account for each mines. Each mine is given the objective to improve the production safety. So they are looking for partners, suppliers, like RAE Fushun, to help them generate a proposal to get approval by the government to spend those funds. So we have a good portfolio of product and understand their needs and the relationship, and also the mine certification. So, this is no different than our Homeland Security grants as well. So we have this kind of capability relationship, the product certification, to go through these proposals to help them spend the money. So, I believe, as we integrate Fushun in the middle of the year, we’ll probably see these funds start to flow to us.

Matthew McKay - Jefferies & Company – Analyst

     Is there any type of criteria that needs to be met before those funds can be released? Like is there contracts that have to be awarded? Or how is — just kind of — I don’t quite get how the money kind of gets out of escrow into where it’s directed to.

Robert Chen - RAE Systems, Inc. – Chairman, President and CEO
     These accounts are earmarked for improving mine safety. There is a government body to approve these funds, for the earmarkof mine safety. They put it in a program, present a proposal that the government approves, and then they can spend the money.

Matthew McKay - Jefferies & Company – Analyst
     So does that mean that you have to put together proposals in order to collect this money?

Robert Chen - RAE Systems, Inc. – Chairman, President and CEO
     The proposal is by the mine. They actually have a plan. They’re looking for a supplier. And the vendors, like us, that can help them provide the technology and improve the practice and what they can do now.

Matthew McKay - Jefferies & Company – Analyst
     Any sense what the gross margin may be on revenue coming out of China?

Robert Chen - RAE Systems, Inc. – Chairman, President and CEO
     Are you talking about the mine, or talk about the whole thing in China?

Matthew McKay - Jefferies & Company – Analyst
     I guess if you could give both, that would be helpful. But the mine was specifically what I was interested in.

Robert Chen - RAE Systems, Inc. – Chairman, President and CEO
     I just want to comment. In China, we always, from the very beginning, when we acquired KLH — now it’s called RAE Beijing, and they have a component of integrating some other manufacturer’s product to become a bundled, one stop, supplier. But we have steadily increased the percentage of RAE’s product — portion of RAE’s product, and also KLH’s own manufactured product. So that percentage is being managed steady to increase. So we’re bringing up the margin on that part. And for the coal mine industry, we think they’re comparable to the RAE [KLH] margin.

Operator
     Julie Chen, Brean Murray.

Julie Chen - Brean Murray – Analyst

     Could you give a little bit more color when you mentioned about a dedicated government sales team targeting the North America government programs?

Rudy Mui - RAE Systems, Inc. – COO and EVP
     What we have is we’re looking at augmenting our current model of sales with a dedicated team that can help provide an integrated sales approach, being able to work with more of the policymakers in the D.C. area, driving that down to the state level, and then working it at the local municipal level. We’re also working with, obviously, other organizations to focus on government grants and other activities like that.

Julie Chen - Brean Murray – Analyst
     Could I — what I’m trying to get at is that — are you just going to have one single government team, or are you going to have multiple government teams targeting DHS and DOD, per se?

Rudy Mui - RAE Systems, Inc. – COO and EVP
     We have a team covering federal government. We have our existing sales organization, and the senior management of that sales organization, focused on state-level and municipalities. And then we have other people that are focused on specifically security products, as an example.

Julie Chen - Brean Murray – Analyst
     In terms of your operating expenses, particularly the selling and marketing, how should we look forward in 2007? Are we looking at the continuous level that you had in the fourth quarter, or is there going to be some decrease? And in terms of decrease, how should we be looking at it?

Randy Gausman - RAE Systems, Inc. – CFO and VP
     In our plans for 2007, as I said in my opening comments, we expect to have higher operating expenses compared overall with 2006 because of our expected growth worldwide. But in the fourth quarter of 2006, we had some unexpected increases, which we have taken a close look at and understand why that happened. And we have taken corrective measures to ensure that we don’t see those kinds of unexpected increases coming again. But overall, our plan does call for higher operating expenses year-over-year to support our anticipated revenue growth.

Julie Chen - Brean Murray – Analyst
     And in terms of R&D, are we looking at the same trend as well?

Randy Gausman - RAE Systems, Inc. – CFO and VP
     R&D — again, we’re investing more in 2007. There are a number of key projects that the team is working on. Perhaps either Bob or Rudy may want to elaborate on some of those projects. But, R&D is the lifeblood of the Company in terms of generating new products for us. So we will continue to have a significant investment in R&D year-over-year.

Robert Chen - RAE Systems, Inc. – Chairman, President and CEO

     We also look at our business geographically. So we have local business that need to have the product on a common corporate platform, a global platform. But we also want to be able to localize to be very competitive, and get the local safety certifications. So that’s the driving force behind it. We also continue to invest in our sensing technology, continue to invest in our wireless capability. So these are the directions for our company to move forward. So as we — in the call, I mentioned that we are going to have a rich roadmap of some new products coming up in ‘07 and the years ahead.

Julie Chen - Brean Murray – Analyst
     Bob, in terms of this, you also mentioned about 5% to 10% potential upside on the safety tax. That 5%, if indeed it comes through, is it included in your 2007 estimate, or is it something that we should be thinking differently?

Randy Gausman - RAE Systems, Inc. – CFO and VP
     When we put together our plan for 2007 for RAE Fushun, that plan is based on our ongoing everyday normal growth. Our expectation is that the — we talked about the total addressable market for coal mine safety is between 5 and 10% of that tax. We did — we indicated earlier that we expect part of that to start flowing later this year and into next year. But for the purposes of our plan for 2007, we did not assume a significant contribution from that coal tax.

Julie Chen - Brean Murray – Analyst
     Thank you. In terms of depreciation and amortization for the quarter, could I get a number for that please?

Randy Gausman - RAE Systems, Inc. – CFO and VP
     Sure. Hold on a second. Depreciation and amortization for the quarter was about $700,000, and for the full year it was $3 million.

Operator
     Mike French, Kaufman Bros.

Mike French - Kaufman Bros – Analyst
     I had sort of a catchall question on the new commercial opportunities in North America, in terms of your efforts. If you could comment, I guess, on a variety of areas. Will it affect the resources that you have for other initiatives? Are you looking at joint ventures, partnerships, developing new products, going to different tradeshows? How do you see the competitive environment?

Rudy Mui - RAE Systems, Inc. – COO and EVP
     Yes. In answer to that, I think you may have seen our recent announcement about the QRAE II. Most of the business that RAE Systems has had outside of North America has been in primarily the industrial or energy sectors. And so consequently, what we’re doing in North America is piggybacking off of the worldwide effort already — taking place at RAE Systems, by adding some specific sales resource and sales expertise in certain regions of the United States where oil and gas is produced, refined, managed; in other areas where there’s more industrial safety.

So consequently, North America, our plans are to piggyback off of the development efforts in the rest of the global RAE Systems organization.
With respect to tradeshows and other things that you mentioned earlier, RAE Systems historically came out of environmental remediation and environmental protection. So we have continued to work on those shows, and the only difference now is that throughout the North American organization, we’re a little bit more focused on the industrial sector, because that’s where the business is. I hope that answers your question.

Mike French - Kaufman Bros – Analyst
     How about in terms of resources? If you’re going to develop new products, does it take away with what you might be able to do in Homeland Security, or —?

Rudy Mui - RAE Systems, Inc. – COO and EVP
     It’s basically the same. Because as I mentioned to you, most of the work that we’re doing and the products that we have — first off, the products that we have are dual use. So, secondly, the rest of the Company is very much focused on industrial safety and the energy sectors. And so, these products are being made at RAE Systems regardless of whether or not they were principally sold in North America or not. So we’re just leveraging off of the efforts of the rest of the Company.

Mike French - Kaufman Bros – Analyst
     So in other words, a way to think about it, there won’t necessarily be a lull in activity because you have to spend more money, and lose potential revenue cycle, the security side, and the other businesses will continue to do what they’ve been doing, and this will just be additive.

Rudy Mui - RAE Systems, Inc. – COO and EVP
     Of course. What we’ve been — as a company, we have our fingers in three different areas, as we mentioned. One is the energy sector, second is in the environmental market, and the third is the public security and homeland security sectors. So, in the past, in North America, we were focused more on the homeland security sector because that’s where the funding is. So essentially, consider it like a three-legged stool, and we’re just putting a little bit more weight on one leg versus another in each region.

Mike French - Kaufman Bros – Analyst
     Very good. The last question from me. How’s your appetite for acquisitions at this point in time?

Randy Gausman - RAE Systems, Inc. – CFO and VP
     In terms of acquisitions, Mike, the Company continuously looks for complementary technology and markets to expand our product reach. But at this time we have no specific plans.

Mike French - Kaufman Bros – Analyst
     Thank you and good luck.

Operator
Scott Sullivan, Smith Barney.

Scott Sullivan - Smith Barney – Analyst
     Most of my questions have been answered, but I was wondering if you could get a little bit more granular on the safety control coal tax, or safety fund, rather. Has that been passed? And when will those monies start to be collected in escrow?

Robert Chen - RAE Systems, Inc. – Chairman, President and CEO
     I think the fund has been collected, according to our senior management in China and they think a lot of coal mines, already have this money, starting at the beginning of 2006. So they are actively looking for programs to spend the money.

Scott Sullivan - Smith Barney – Analyst
     Excellent. So, as opposed to the homeland defense area that might get appropriated but not spent, this is money that’s actually been circled and will be spent, correct?

Robert Chen - RAE Systems, Inc. – Chairman, President and CEO
     They will spend. They’re actually looking for right equipment, right proposal. The ultimate goal is to reduce casualties, fatalities, and improve the mine safety.

Scott Sullivan - Smith Barney – Analyst
     Of course. Is any of that tied in with the Olympics?

Robert Chen - RAE Systems, Inc. – Chairman, President and CEO
     The coal mines for the energy sector. The Olympics [are] tied to the public venue protection and the public safety market.

Scott Sullivan - Smith Barney – Analyst
     I’m sorry.. They are different. Okay. Can you comment at all on any initiatives or success in the Olympics, Beijing?

Rudy Mui - RAE Systems, Inc. – COO and EVP
     Our focus as a company is really to look at our business on a day-to-day basis, week-to-week basis, and just month-to-month, and really work — focus on basic fundamentals to drive our operation. And so, the Olympics is just one of the opportunities that are out there that our folks in China are currently working on.

Robert Chen - RAE Systems, Inc. – Chairman, President and CEO
     I want to comment. RAE Systems — or any of you have a plan to visit Beijing, go to the main stadium of the Olympics in Beijing; you’ll see a big billboard of RAE Systems. The RAE brand is well-recognized in Beijing and in China.

Scott Sullivan - Smith Barney – Analyst
     Fantastic. Regarding the ‘07 guidance, I know it was mentioned, but you had not really included any significant coal tax revenues. Can we assume that there’s a potential for upside surprise, if it does in fact become more significant?

Randy Gausman - RAE Systems, Inc. – CFO and VP
     I believe that’s probably a reasonable assumption, that once those dollars do start to flow and the programs get approved by the government, that there could be an upside to our opportunities at RAE Fushun.

Scott Sullivan - Smith Barney – Analyst
     Terrific. Thanks very much. Good luck.

Operator
     Bob Johnson, Satuit Capital.

Bob Johnson - Satuit Capital – Analyst
     Gentlemen, my question has to do with the sales force, the direct sales force, if that’s what the appropriate group is that you’re using. Could you tell me how many there were six months ago, how many there are today, and how many there might likely be by the end of ‘07?

Rudy Mui - RAE Systems, Inc. – COO and EVP
     Bob, I’m sorry about that; we don’t comment on the allocation of our personnel. But I do want to say that we look at driving our revenue from multiple sources. We continue to work through distribution for many of the industrial sales that we have. We have added a direct sales force to focus on federal government and large enterprise-type opportunities. We also have people focused on security products for municipalities. And we continue to also use our B2C and B2B commerce sites as ways to drive additional business and revenue for the Company.

Operator
     There are no further questions at this time. I would now like to turn the call back over to Mr. Bob Chen for closing remarks.

Robert Chen - RAE Systems, Inc. — Chairman, President and CEO

     Thank you again for your participation today. As you have heard today, we are excited about our prospects for 2007. I would like to personally thank you for your continued support of RAE Systems, and look forward to speaking with you again at our first-quarter conference call. Good afternoon and good bye.

Operator
     Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect.